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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Howard                           Rudy
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   (Last)                           (First)             (Middle)

                              6210 Ingleside Drive
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                                    (Street)

  Wilmington                          NC                 28409
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   (City)                           (State)              (Zip)

     MARKETING SERVICES GROUP, INC. (NASDAQ:MSGI)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


      February 15, 2000
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
                  Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


                                                           3. Ownership Form:
                             2. Amount of Securities          Direct (D) or
1. Title of Security            Beneficially Owned            Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                  (Instr. 4)                     (Instr. 5)            (Instr. 4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 3-07/98)

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================




                                                                                                        5. Ownership
                                                    3. Title and Amount of Securities                      Form of
                                                       Underlying Derivatave Security                      Derivative
                        2. Date Exercisable            (Instr. 4)                                          Security:
                           and Expiration Date      ---------------------------------   4. Conversion      Direct (D)
                           (Month/Day/Year)                                 Amount         or Exercise     or          6. Nature of
                        -----------------------                             or             Price of        Indirect       Beneficial
1. Title of Derivative  Date          Expiration                            Number of      Derivative      (I)            Ownership
   Security (Instr. 4)  Exercisable   Date          Title                   Shares         Security        (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Options                 Immediately   01/01/10      Common Stock            20,833         $17.625         (D)
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Options                 Various       01/01/10      Common Stock           229,167         $17.625         (D)
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
Explanation of Responses:


                                                               02/24/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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